THIRD AMENDMENT TO THE
CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of October 24, 2013, to the Custody Agreement, originally made and entered into as of October 23, 2009, as amended February 4, 2011 and March 25, 2013 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of the CONVERGENCE FUNDS (the "Funds") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Convergence Opportunities Fund; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ John Buckel	By: /s/ Michael R. McVoy

Printed Name: John Buckel	Printed Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Amended Exhibit C
to the
Custody Agreement – Trust for Professional Managers

Fund Names

Name of Series
Convergence Core Plus Fund
Convergence Opportunities Fund